                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              NETWORK SIX, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                PRELIMINARY COPY

          SUBJECT TO REVIEW BY THE SECURITIES AND EXCHANGE COMMISSION

           CERTAIN INFORMATION INCLUDED HEREIN IS PRESENTED AS IT IS EXPECTED TO EXIST WHEN THE DEFINITIVE PROXY STATEMENT IS MAILED

                                              April 27, 1998

Dear Stockholder:

The annual meeting of the stockholders of Network Six, Inc. will be held on Wednesday, May 20, 1998 at 3:00 p.m. at the Radisson Airport Hotel, 2081 Post Road, Warwick, Rhode Island, 02886.

Please sign and return the enclosed proxy at your earliest convenience indicating on the bottom of the proxy if you plan to attend the meeting in person.

The following material is enclosed for your review and action:

    - Notice of the Annual Meeting

    - Proxy Statement

    - Proxy

    - Return Envelope

    - Annual Report

We hope to see you at the annual meeting. Thank you for your support of Network Six, Inc.

                                          Sincerely,

                                          Kenneth C. Kirsch
                                          Chairman, President and Chief
                                          Executive Officer

KCK/pab

                                PRELIMINARY COPY

          SUBJECT TO REVIEW BY THE SECURITIES AND EXCHANGE COMMISSION

           CERTAIN INFORMATION INCLUDED HEREIN IS PRESENTED AS IT IS EXPECTED TO EXIST WHEN THE DEFINITIVE PROXY STATEMENT IS MAILED

                                 NETWORK SIX, INC.
                               475 KILVERT STREET
                               WARWICK, RI 02886
                                 (401) 732-9000
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1998
                            ------------------------

TO OUR STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("the Meeting") of Network Six, Inc., (the "Company"), will be held at 3:00 p.m. local time on May 20, 1998, at the Radisson Airport Hotel, 2081 Post Road, Warwick, Rhode Island, for the following purposes:

    1. To elect the following Directors of the Company: Kenneth C. Kirsch, Nicholas R. Supron, and Clifton C. Dutton.

    2. To modify the 1993 Employee Incentive Stock Option plan to provide for the reservation of 75,000 additional shares of the Company's authorized but unissued Common Stock for employee stock options.

    3. To modify the 1995 Non-Employee Director Stock Option Plan to provide for the reservation of 25,000 additional shares of the Company's authorized but unissued Common Stock.

    4. To authorize the sale of up to 600,000 shares of Common Stock at a discount from the market price of the Common Stock in a private placement.

    5.  To approve an Employee Restricted Stock Plan.

    6. To consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 23, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

    The accompanying Proxy Statement contains information regarding matters to be considered at the Meeting. For the reasons outlined therein, the Board of Directors recommends a vote "FOR" the matters being voted upon.

    YOUR PROXY IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING. IF YOU ARE UNABLE TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED.

                                          By Order of the Board of Directors,

                                          Kenneth C. Kirsch
                                          Chairman, President and Chief
                                          Executive Officer

Warwick, Rhode Island
April 27, 1998

                                PRELIMINARY COPY

          SUBJECT TO REVIEW BY THE SECURITIES AND EXCHANGE COMMISSION

           CERTAIN INFORMATION INCLUDED HEREIN IS PRESENTED AS IT IS EXPECTED TO EXIST WHEN THE DEFINITIVE PROXY STATEMENT IS MAILED

                                 NETWORK SIX, INC.

                                PROXY STATEMENT
                                    FOR THE
                      1998 ANNUAL MEETING OF STOCKHOLDERS

    This Proxy Statement is furnished to the holders of the Common Stock and the holder of the Series A Convertible Preferred Stock ("Convertible Preferred Stock") of Network Six, Inc. (the "Company") in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used in voting at the Annual Meeting of Stockholders to be held on May 20, 1998, and any adjournments thereof (the "Meeting").

    The enclosed proxy is for use at the Meeting if the stockholder will not be able to attend in person. Any stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. A proxy may also be revoked by any stockholder present at the Meeting who expresses a desire to vote his shares in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made the proxies will be voted:

    1. To elect the following Directors of the Company: Kenneth C. Kirsch, Nicholas R. Supron, and Clifton C. Dutton.

    2. To modify the 1993 employee incentive stock option plan to provide for the reservation of 75,000 additional shares of the Company's authorized but unissued Common Stock for employee stock options.

    3. To modify the 1995 Non-Employee Director Stock Option Plan to provide for the reservation of 25,000 additional shares of the Company's authorized but unissued Common Stock.

    4. To authorize the sale of up to 600,000 shares of Common Stock at a discount from the market price of the Common Stock in a private placement.

    5.  To approve an Employee Restricted Stock Plan.

    6. To consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof.

    Only the holders of Common Stock and Convertible Preferred Stock of record at the close of business on April 23, 1998 will be entitled to vote at the Meeting. On March 31, 1998, 734,394 shares of Common Stock and 714,285.71 shares of Convertible Preferred Stock were outstanding. The Preferred Stock converts four shares into one share of Common Stock. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Meeting. Holders of shares of Preferred Stock are entitled to one vote or every four shares held by them on each matter to be voted upon at the Meeting. A majority of shares entitled to vote is required to be represented at the Meeting to constitute a quorum for the holding of the Meeting. The failure of a quorum to be represented at the Meeting will necessitate adjournment and subject the Company to additional expense. It is the Company's policy to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Meeting and to disregard abstentions and broker non-votes in determining results on proposals requiring a majority vote.

    The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers, employees or agents of the Company may solicit proxies personally, or by telephone, facsimile transmission or other means of communication. The Company will request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

    The Notice of Annual Meeting of Stockholders, this Proxy Statement and the accompanying proxy were first mailed to stockholders on or about April 27, 1998.

                        PROPOSAL 1 ELECTION OF DIRECTORS

    The first proposal for stockholder consideration is election of the nominees shown below as Directors of Network Six, Inc. to serve until the next annual meeting of the Company.

    The three Directors are elected by the affirmative vote of a majority of the Common Stock entitled to vote thereon, represented by person or proxy, at the Annual Meeting when a quorum is present. The holders of the Convertible Preferred Stock are entitled to vote as a class for the election of two Directors. The holders of convertible preferred stock have elected not to have a representative on the Board of Directors at this time.

    Each of the nominees for Director is presently a Director of the Company. Each has consented to being named a nominee in this Proxy Statement and has agreed to serve as a Director if elected at the Meeting. The Board of Directors has no reason to believe that any of the nominees will be unavailable for election. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR ELECTION AS DIRECTORS.

NOMINEES

    The following sets forth, as of the date hereof, information concerning the three nominees for election as Directors of the Company.

    CLIFTON C. DUTTON. Mr. Dutton, 37, has been a Director of the Company since March 1997. Mr. Dutton is President and CEO of Distributed Data Systems, Inc., a privately held technology management and software development firm based in Providence, Rhode Island. Mr. Dutton founded Distributed Data Systems in 1993. Previously, he held technical management positions with TSS, Ltd., GTECH Corporation and General Dynamics.

    KENNETH C. KIRSCH. Mr. Kirsch, 44, has been President of the Company since December 1995, Chief Executive Officer since April 3, 1996 and was elected Chairman in January 1996 by the Board of Directors. From August 1995 until December 1995, he served as Vice President of Sales and Marketing for the Company. From February 1994 until August 1995, Mr. Kirsch was Vice Chairman and Chief Operating Officer of VideoBridge International Corp., a videoconferencing services company. From May 1983 until February 1994, Mr. Kirsch held a number of senior management positions at GTECH Corporation, the leading supplier of on-line lottery systems to state and federal governments worldwide.

    NICHOLAS R. SUPRON. Mr. Supron, 42, is Senior Vice President, Worldwide Operations, for GTECH Corporation. He has been with GTECH since 1984, earlier serving as Vice President, Latin America Sales and Operations, Director of Marketing, Director of Product Management, and Senior Business Consultant. Mr. Supron previously worked for Tenneco, Inc., General Motors, and Brown and Root.

CERTAIN BOARD INFORMATION

    Since last year's annual meeting of stockholders on June 25, 1997, the Board of Directors has held three meetings. All Directors attended all such meetings or approved all the actions of the Board of Directors and attended all meetings of Board committees of which they were members.

    The Board of Directors has two committees: (i) the Audit Committee; and (ii) the Compensation and Option Committee.

    The Audit Committee is authorized by the Board to review, with the Company's independent public accountants, the annual financial statements of the Company prior to publication; to review the work of, and approve non-audit services performed by, such independent accountants; and to make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year. The Audit Committee also reviews the effectiveness of the financial and accounting functions, organization, operations and management of the Company. During 1997, its members were Messrs. Dana Gaebe and Nicholas Supron. Mr. Gaebe has declined to be nominated for another term on the Board of Directors. He will remain on the board through the remainder of his term which is until May 20, 1998. The Audit Committee held a meeting earlier in 1998 to review the Company's 1997 financial statements and to consider other financial and accounting matters. The Audit Committee also held one meeting in early 1997 to review the 1996 financial statements. The Audit committee met in January 1998 to approve the change of external auditors from KPMG Peat Marwick LLP to Sansiveri, Kimball & McNamee L.L.P.

    The Compensation and Option Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company. The Compensation and Option Committee also administers the Company's bonus and stock option plans. Its current members are Messrs. Supron and Dutton. It has held four meetings since last year's Annual Meeting of Stockholders.

    The Board has no nominating committee, as the Board as a whole review qualification and recommends to the stockholders the election of Directors of the Company.

AUDIT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Gaebe, a Director and a member of the Audit Committee until May 20, 1998, is a partner in a law firm that provides legal services to the Company. See "Certain Business Relationships."

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT") THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION AND OPTION COMMITTEE AND PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                REPORT OF THE COMPENSATION AND OPTION COMMITTEE

    The Board of Directors established the Compensation Committee on October 13, 1993 and gave the Committee final decision-making authority with respect to stock options on March 23, 1994.

    The principal duties of the Compensation and Option Committee are to: (i) establish the executive compensation policies of the Company; (ii) oversee the design and administration of executive officer compensation programs; (iii) approve specific compensation decisions with respect to executive officers; and
(iv) administer stock option programs. The Compensation and Option Committee offers the following report concerning compensation.

    GUIDING PRINCIPLES. The Company applies a consistent philosophy to compensation for all employees, including senior management. In all cases, the Company is committed to maximizing stockholder value and as part of that commitment seeks to align the financial interests of all its employees, including its executive officers, with those of its stockholders. The Company provides executive compensation that is designed to attract and retain highly qualified and seasoned executive officers from the systems integration industry. To ensure that compensation is competitive, the Company compares its pay practices with those of comparable companies. The Compensation and Option Committee administers an executive compensation program that has been crafted in accordance with these guiding principles. It consists of two elements: annual compensation and long-term stock compensation.

    ANNUAL COMPENSATION. Total annual compensation is comprised of two parts: base salary and annual incentive bonus. Both parts are targeted to provide compensation equivalent to that provided by similar companies. Total compensation also reflects the executive's experience, sustained performance and corporate or operating unit performance. Annual incentive bonuses increase or decrease both with Company and individual performance and with the achievement of annual financial goals established by the Company.

    LONG-TERM STOCK COMPENSATION. The Company's long-term stock compensation includes stock option programs and stock purchase plans. These programs provide for the retention of key employees as well as the alignment of employees' and stockholders' financial interests since a substantial portion of potential compensation is realized only through increases in stock price.

    CEO COMPENSATION. Generally, the Company compensates its Chief Executive Officer in accordance with the same guiding principles applied to its compensation of other executive officers and employees. In 1997, the Company paid Kenneth C. Kirsch, the company's Chief Executive Officer, a base salary of $160,000, an incentive cash bonus of $50,000, 18,750 incentive stock options and granted him a non-qualified option to purchase 50,000 shares as an additional incentive bonus. The incentive bonus and option grants were based on Mr. Kirsch meeting certain performance objectives. Mr. Kirsch's 1997 base compensation increased from 1996 due to his expanded duties and responsibilities and as a result of the improved performance of the Company. The Committee considers the annual compensation paid to Mr. Kirsch to be appropriate and consistent with the compensation received by similarly situated CEOs.

                                          The Compensation and Option Committee

                                          Clifton C. Dutton
                                          Nicholas R. Supron

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table discloses compensation received by the persons serving as the Company's Chief Executive Officer and the next two most highly paid executive officers (the "Named Executive Officers") for each of the three years ended December 31, 1997.

                                                                                                            LONG TERM
                                                                                                           COMPENSATION
                                                                                                              AWARDS
                                                                                                     ------------------------
                                                        ANNUAL COMPENSATION           OTHER ANNUAL   RESTRICTED
                                                ------------------------------------  COMPENSATION      STOCK      OPTIONS/
NAME AND PRINCIPAL POSITION                       YEAR     SALARY($)   CASH BONUSES      ($) (1)     AWARDS (2)   SARS(#)(3)
----------------------------------------------  ---------  ----------  -------------  -------------  -----------  -----------
Kenneth C. Kirsch (4).........................       1997  $  160,000    $  50,000      $   5,027             0       68,750
  Chairman, President                                1996      90,000       30,000              0             0       25,000
  Chief Executive Officer                            1995      25,594        7,869              0             0        3,825
Donna Guido...................................       1997      96,417       25,000              0     $  25,000        7,500
  Vice President,                                    1996      70,874            0              0        --            9,375
  Information Systems                                1995      64,717        8,822              0        --              250
Dorothy M. Cipolla (5)........................       1997      80,987       10,625              0     $  10,625        4,500
  Chief Financial Officer,                           1996      76,923            0              0            --        7,750
  Treasurer and Secretary                            1995      38,542            0              0            --          500

------------------------

(1) Amounts listed under other annual compensation consist of automobile leases and life insurance policy premiums.

(2) The restricted stock is subject to forfeiture by the employee under certain conditions. Forfeiture provisions lapse gradually over a three year period. The stock price on December 31, 1997 was used to determine the number of shares issued to each employee.

(3) Includes 50,000 non-qualified stock options issued to Mr. Kirsch in 1998 at market on a future date.

(4) Served as Vice President Sales and Marketing from August 14, 1995 to December 12, 1995. Appointed President on December 12, 1995, Chairman of the Board in January 1996, and Chief Executive Officer in April 1996.

(5) Served as Chief Financial Officer and Treasurer since January 1996, Secretary since February 1996.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information on option grants during the year ended December 31, 1997 to the Named Executive Officers.

                                                                                                              POTENTIAL REALIZABLE
                                                                      INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                                                  ----------------------------------------------------------    ANNUAL RATES OF
                                                   NUMBER OF       % OF TOTAL                                     STOCK PRICE
                                                  SECURITIES      OPTIONS/SAR'S      EXERCISE                   APPRECIATION FOR
                                                  UNDERLYING       GRANTED TO          PRICE                    OPTION TERM (3)
                                                    OPTIONS       EMPLOYEES IN          PER      EXPIRATION   --------------------
NAME                                              GRANTED(1)     FISCAL YEAR (2)       SHARE        DATE         5%         10%
------------------------------------------------  -----------  -------------------  -----------  -----------  ---------  ---------
Kenneth C. Kirsch (4)...........................      18,750               26%       $    1.13       2/3/07   $  13,266  $  33,618
Donna Guido.....................................       7,500               10%       $    1.75      7/10/07   $   8,254  $  20,918
Dorothy M. Cipolla..............................       4,500                6%       $    1.75      7/10/07   $   4,953  $  12,551

------------------------

(1) The options vest over three years; the exercise price was at market price on the date of grant.

(2) The Company granted options to purchase 71,600 shares of Common Stock to employees during the year ended December 31, 1997.

(3) The dollar amounts are the result of calculations at assumed rates of appreciation from the exercise price until the expiration date of the options and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock prices.

(4) Does not include 50,000 non-qualified options issued in 1998.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    No options were exercised by Named Executive Officers in 1997.

BOARD COMPENSATION

    Directors receive $500 per meeting attended and are reimbursed for out-of-pocket expenses incurred for attendance at meetings. On May 17, 1995, the stockholders approved a non-employee stock option plan. Pursuant to that Plan, each director receives an option to purchase 1,250 shares of the Company's Common Stock each January with a maximum of 5,000 shares per director.

EMPLOYMENT AGREEMENTS

    The Company is party to a two-year employment agreement with Mr. Kirsch expiring December 31, 1998 which provides for an annual base salary of $160,000, a discretionary incentive bonus, health insurance, car allowance and term life insurance. As part of the agreement, Mr. Kirsch is required to purchase annually a minimum of $25,000 (and a maximum of $100,000) of the Company's Common Stock. The agreement may only be terminated by the Company upon the employee's death or disability or upon a reasonable determination by the Board of Directors that the employee is not adequately performing his duties under the agreement. The agreement also provides that Mr. Kirsch may not compete with the Company in the United States or its territories for a period from one to two years following termination of his employment depending on the nature of the termination. The agreement provides for a severance payment of up to $160,000, based on the remaining term of the employment contract, if Mr. Kirsch is terminated or, at Mr. Kirsch's option, upon the change of control of the Company.

CERTAIN BUSINESS RELATIONSHIPS

    The law firm of Gaebe and Kezirian, of which Mr. Gaebe is a partner, provides legal services to the Company on an ongoing basis. Mr. Gaebe is a director of the Company. During the year ended December 31, 1997, the Company paid $158,833 to Gaebe & Kezirian for legal services.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    On January 6, 1998, the Company engaged the firm of Sansiveri, Kimball & McNamee, LLP ("SKM"), as its certifying accountant. Before the engagement, neither the Company nor anyone on its behalf (i) consulted with the newly engaged accountant regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Company's financial statements, or (ii) had been provided with advice that was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue. The decision to engage SKM was approved by the Audit Committee of the Board of Directors of the Company.

    On January 6, 1998, the Company terminated, with the concurrence of its Audit Committee, its relationship with its certifying accountant KPMG Peat Marwick LLP ("KPMG"). KPMG included in its Independent Auditors' reports dated March 28, 1997 and April 1, 1996 a statement that the accompanying financial statements had been prepared assuming that the Company will continue as a going concern. In addition, during the audit of the Company's financial statements for the year ended December 31, 1996, KPMG concluded that approximately $1.8 million of revenue recognized on the Company's contract with the State of Hawaii during the first three quarters of 1996 should not have been recognized and should have been reversed in the respective quarters. The Company believes that the revenue was properly and correctly recognized and that there is no reason that it should have known under applicable accounting standards that the revenue should not have been recognized at the time. Moreover, when the Company had reason to know that revenue under the contract should not be recognized because of changed conditions, such revenue was reversed in the fourth quarter of 1996 and for the year ended December 31, 1996.

    The Company requested that KPMG furnish the Company with a letter addressed to the SEC stating whether or not KPMG agrees with the above statements. A copy of such letter is included below.

    Sansiveri, Kimball & McNamee L.L.P. acted as independent public accountants to audit the books of the Corporation for the year ended December 31, 1997. It is expected that a representative of Sansiveri, Kimball & McNamee L.L.P. will be present at the annual meeting with the opportunity to make a statement, if he or she so desires, and that such representative will be available to respond to appropriate questions.

                [KPMG PEAT MARWICK LLP LETTERHEAD APPEARS HERE]

JANUARY 19, 1998

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

LADIES AND GENTLEMEN:

    WE WERE PREVIOUSLY PRINCIPAL ACCOUNTANTS FOR NETWORK SIX, INC. ("THE COMPANY") AND, UNDER THE DATE OF MARCH 28, 1997, WE REPORTED ON THE FINANCIAL STATEMENTS OF NETWORK SIX, INC. AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995. OUR REPORT ON THOSE FINANCIAL STATEMENTS INCLUDED AN ADDITIONAL PARAGRAPH DESCRIBING CIRCUMSTANCES THAT RAISE SUBSTANTIAL DOUBT ABOUT THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN. A COPY OF OUR REPORT IS ATTACHED HERETO.

    ON JANUARY 6, 1998, OUR APPOINTMENT AS PRINCIPAL ACCOUNTANTS WAS TERMINATED. WE HAVE READ THE COMPANY'S STATEMENTS INCLUDED UNDER ITEM 4 OF ITS FORM 8-K DATED JANUARY 6, 1998, AND WE AGREE WITH SUCH STATEMENTS EXCEPT FOR THE
FOLLOWING:

    1. WE ARE NOT IN A POSITION TO AGREE OR DISAGREE WITH THE COMPANY'S STATEMENT THAT NEITHER IT NOR ANYONE ON ITS BEHALF (I) CONSULTED WITH THE NEWLY ENGAGED ACCOUNTANT REGARDING THE APPLICATION OF ACCOUNTING PRINCIPLES TO A SPECIFIC COMPLETED OR CONTEMPLATED TRANSACTION OR THE TYPE OF AUDIT OPINION THAT MIGHT BE RENDERED ON THE COMPANY'S FINANCIAL STATEMENTS, OR (II) HAD BEEN PROVIDED WITH ADVICE THAT WAS AN IMPORTANT FACTOR CONSIDERED BY THE COMPANY IN REACHING A DECISION AS TO AN ACCOUNTING, AUDITING OR FINANCIAL REPORTING ISSUE.

    2. WE ARE NOT IN A POSITION TO AGREE OR DISAGREE WITH THE COMPANY'S STATEMENTS THAT THE DECISIONS TO TERMINATE ITS RELATIONSHIP WITH KPMG PEAT MARWICK LLP AND ENGAGE SKM WERE APPROVED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.

    IN A LETTER DATED MAY 27, 1997 TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS, WE COMMUNICATED THE CIRCUMSTANCES SURROUNDING OUR DISAGREEMENT REGARDING REVENUE RECOGNITION RELATED TO THE COMPANY'S CONTRACT WITH THE STATE OF HAWAII.

VERY TRULY YOURS,
/S/ KPMG PEAT MARWICK LLP

                [KPMG PEAT MARWICK LLP LETTERHEAD APPEARS HERE]
                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND STOCKHOLDERS
NETWORK SIX, INC.

    WE HAVE AUDITED THE ACCOMPANYING BALANCE SHEETS OF NETWORK SIX, INC. AS OF DECEMBER 31, 1996 AND 1995, AND THE RELATED STATEMENTS OF OPERATIONS, STOCKHOLDERS' EQUITY AND CASH FLOWS FOR EACH OF THE YEARS IN THE THREE

YEAR PERIOD ENDED DECEMBER 31, 1996. THESE FINANCIAL STATEMENTS ARE THE RESPONSIBILITY OF THE COMPANY'S MANAGEMENT. OUR RESPONSIBILITY IS TO EXPRESS AN OPINION ON THESE FINANCIAL STATEMENTS BASED ON OUR AUDITS.

    WE CONDUCTED OUR AUDITS IN ACCORDANCE WITH GENERALLY ACCEPTED AUDITING STANDARDS. THOSE STANDARDS REQUIRE THAT WE PLAN AND PERFORM THE AUDIT TO OBTAIN REASONABLE ASSURANCE ABOUT WHETHER THE FINANCIAL STATEMENTS ARE FREE OF MATERIAL MISSTATEMENT. AN AUDIT INCLUDES EXAMINING, ON A TEST BASIS, EVIDENCE SUPPORTING THE AMOUNTS AND DISCLOSURES IN THE FINANCIAL STATEMENTS. AN AUDIT ALSO INCLUDES ASSESSING THE ACCOUNTING PRINCIPLES USED AND SIGNIFICANT ESTIMATES MADE BY MANAGEMENT, AS WELL AS EVALUATING THE OVERALL FINANCIAL STATEMENT PRESENTATION. WE BELIEVE THAT OUR AUDITS PROVIDE A REASONABLE BASIS FOR OUR OPINION.

    IN OUR OPINION, THE FINANCIAL STATEMENTS REFERRED TO ABOVE PRESENT FAIRLY, IN ALL MATERIAL RESPECTS, THE FINANCIAL POSITION OF NETWORK SIX, INC. AT DECEMBER 31, 1996 AND 1995, AND THE RESULTS OF ITS OPERATIONS AND ITS CASH FLOWS FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1996, IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

    THE ACCOMPANYING 1996 AND 1995 FINANCIAL STATEMENTS HAVE BEEN PREPARED ASSUMING THAT THE COMPANY WILL CONTINUE AS A GOING CONCERN. AS DISCUSSED MORE FULLY IN NOTE 12 TO THE FINANCIAL STATEMENTS, IN 1996 THE STATE OF HAWAII TERMINATED A SIGNIFICANT SYSTEM IMPLEMENTATION CONTRACT WITH THE COMPANY AND FILED A LAWSUIT AGAINST THE COMPANY SEEKING AN UNSPECIFIED AMOUNT FOR DAMAGES DUE TO ALLEGED BREACH OF CONTRACT, INCLUDING ALLEGED FAILURE TO COMPLETE THE DESIGN, APPLICATION PROGRAMMING, SYSTEM TEST, AND SYSTEM IMPLEMENTATION. IN JANUARY1997, THE COMPANY FILED A COUNTERCLAIM ALLEGING THAT THE STATE HAD FRAUDULENTLY INDUCED THE COMPANY INTO DESIGNING AND BUILDING A SYSTEM HAVING CAPABILITIES AND FEATURES BEYOND THE SCOPE OF THE CONTRACT. MANAGEMENT OF THE COMPANY AND ITS ATTORNEYS ARE UNABLE TO PREDICT WITH ANY CERTAINTY THE ULTIMATE OUTCOME OF THIS LITIGATION, INCLUDING THE PROBABILITY THAT THIS LITIGATION WILL HAVE A MATERIAL ADVERSE IMPACT ON THE COMPANY'S FINANCIAL POSITION. AT DECEMBER 31, 1996, THE COMPANY HAD UNBILLED WORK-IN-PROGRESS RELATED TO THE CONTRACT WITH THE STATE OF HAWAII OF APPROXIMATELY $3.5 MILLION, WHICH EXCEEDED THE COMPANY'S STOCKHOLDERS EQUITY OF APPROXIMATELY $1.7 MILLION, AND FOR WHICH NO ALLOWANCE FOR UNCOLLECTIBILITY HAS BEEN RECORDED. ADDITIONALLY, THE COMPANY HAS NOT ACCRUED FOR ANY LIABILITY TO THE STATE WHICH MAY RESULT FROM THIS LITIGATION. ALSO, THE COMPANY IS INVOLVED IN OTHER LITIGATION RELATED TO THE HAWAII CONTRACT AS DISCUSSED IN NOTE 12, HAS SUFFERED RECURRING LOSSES, AND ITS BANK FINANCING AGREEMENT HAS EXPIRED. THESE CIRCUMSTANCES RAISE SUBSTANTIAL DOUBT ABOUT THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN. MANAGEMENT'S PLANS REGARDING THESE UNCERTAINTIES ARE ALSO DESCRIBED IN NOTE 12. THE 1996 AND 1995 FINANCIAL STATEMENTS DO NOT INCLUDE ANY ADJUSTMENTS THAT MIGHT RESULT FROM THE OUTCOME OF THESE UNCERTAINTIES.

/S/ KPMG PEAT MARWICK LLP

PROVIDENCE, RHODE ISLAND
MARCH 28, 1997

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% stockholders were satisfied.

          PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

    The Company's outstanding voting securities consist of its Common Stock and Convertible Preferred Stock, which vote together as a single class on most matters. The following table sets forth certain information, as of December 31, 1997, concerning beneficial ownership of the Company's voting securities by (i) each person who is known by the Company to be the beneficial owner of more than 5% of such voting securities, (ii) each director of the Company, (iii) the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group. The Company believes that the beneficial owners of the voting securities listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, subject to community property laws where applicable and the information contained in the footnotes to the table below.

*   Less than one percent

                                                                                      COMMON
                                                     CONVERTIBLE                      SHARES        TOTAL
                                                      PREFERRED          COMMON        UNDER       SHARES
                                                  STOCK BENEFICIALLY     SHARES     EXERCISABLE  BENEFICIALLY   PERCENTAGE OF
NAME OF BENEFICIAL OWNER                              OWNED (1)         OWNED (1)   OPTIONS (1)   OWNED (1)     VOTING STOCK
-----------------------------------------------  --------------------  -----------  -----------  -----------  -----------------
Saugatuck Capital Co. Limited III..............
  One Canterbury Green
  Stamford, CT 06901                                     714,286                0            0      714,286              20%
Dana Gaebe (2).................................                0               59        5,000        5,059           *
Clifton C. Dutton (3)..........................                0                0        2,500        2,500           *
Nicholas R. Supron (4).........................                0                0        3,750        3,750           *
Kenneth C. Kirsch (5) (6)......................                0           18,350       22,917       41,267               4%
Donna Guido (5) (6)............................                0            8,945        4,375       13,320               1%
Dorothy M. Cipolla (5) (6).....................                0            3,695        4,250        7,945           *
Executive Officers and Directors Group (6
  persons).....................................                0           31,049       42,792       73,841               8%

------------------------

(1) Includes shares issuable upon the exercise of options that were exercisable as of December 31, 1997 or became exercisable within 60 days of that date. The Convertible Preferred Stock converts each four shares into one share of Common Stock.

(2) The business address for Mr. Gaebe is 128 Dorrance Street, Providence, Rhode Island 02903. Mr. Gaebe will resign from the Board of Directors at the end of his term, May 20, 1998.

(3) The business address for Mr. Dutton is 144 Waterman Street, Providence, RI 02906.

(4) The business address for Mr. Supron is 55 Technology Way, West Greenwich, RI 02817.

(5) The business address of Mr. Kirsch, Mrs. Guido and Mrs. Cipolla is 475 Kilvert Street, Warwick, Rhode Island 02886.

(6) These shares are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by such person individually and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. It excludes shares issuable upon the exercise of stock options that are not currently vested but will vest over a three year period through 1999 and 2000. The excluded shares are as follows: Mr. Kirsch -- 89,583, Mrs. Guido -- 12,500 and Mrs. Cipolla -- 8,000.

            BACKGROUND OF OFFICERS AND DIRECTORS OTHER THAN NOMINEES

    Donna Guido, Vice President Information Systems. Mrs. Guido, 42, joined the Company in 1986 as a Consultant, later to become an application development manager and project manager. Prior to joining the Company, Mrs. Guido was a project manager at Blue Cross of Rhode Island.

    Dorothy M. Cipolla, Chief Financial Officer, Treasurer and Secretary. Mrs. Cipolla, 42, joined the Company in 1994 as its Controller and became Chief Financial Officer in January 1996. Prior to joining Network Six, Mrs. Cipolla was a consultant at Ernst and Whinney, a project manager for Kendall Company and a controller at each of Garelick Farms and Bird Machine Company. Mrs. Cipolla is a Certified Public Accountant.

                               PERFORMANCE GRAPH

    The following graph demonstrates the performance of the cumulative total return to stockholders of the Company's Common Stock during the previous five years in comparison to the cumulative total return on the NASDAQ Stock Market
(US) and the NASDAQ Computer and Data Processing Services Stocks Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                      NASDAQ TOTAL      NASDAQ

                       Return Index          Total
                         for Nasdaq         Return
                         Computer &          Index
                               Data        for The
                         Processing         Nasdaq
             Network       Services          Stock
           Six, Inc.         Stocks    Market (US)
12/31/92     $100.00        $100.00        $100.00
12/31/93     $160.00        $105.83        $114.79
12/30/94     $129.23        $128.48        $112.21
12/29/95      $38.46        $195.67        $158.68
12/31/96       $2.50        $241.65        $195.19
12/31/97       $8.85        $296.72        $239.63

                  PROPOSAL 2 1993 INCENTIVE STOCK OPTION PLAN

    The second proposal for stockholder consideration is an amendment to the Company's 1993 Incentive Stock Option Plan (the "Incentive Plan") to provide for the reservation of 75,000 additional shares of the Company's authorized but unissued Common Stock for employee stock options.

    The competition for personnel in the information technology industry is intense, and the supply of senior personnel and project managers is limited. The Company believes that it must offer more than ordinary income compensation packages to attract and retain qualified employees. Talented professionals in the industry today seek some form of ownership in their employers as part of a two-way commitment between the individual and the employer. The Company considers additional stock options an important part of its plan to hire and retain talented employees.

DESCRIPTION OF PLAN

    The Incentive Plan was effective as of April 7, 1993. The aggregate amount of stock which currently may be purchased pursuant to options granted under the Incentive Plan is 200,000 shares. As of March 31, 1998, options to purchase 198,225 shares of Common Stock had been granted pursuant to the Incentive Plan.

    The Incentive Plan authorizes the Company to issue stock options from time to time to persons who on the date of grant are full-time employees of the Company. The aggregate fair market value of stock, determined at the time of grant of options, for which any single employee may be granted options in any calendar year, may not exceed $100,000.

    Options granted under the Incentive Plan are not transferable by the holder, except upon death by will or the laws of descent and distribution. The exercise price of options granted under the Incentive Plan may not be less than the fair market value of the stock on the date of grant of the option. Options are fully vested on the grant date or vest over 3 years. No option granted under the Incentive Plan may be exercisable after the expiration of 10 years from the date of grant. No option granted to a person then owning more than 10 percent of the voting power of all classes of the Company's stock may be exercisable after the expiration of five years from the date of grant.

    Subject to the above limitations, options are granted pursuant to the Incentive Plan containing provisions determined by the Board of Directors, acting through the Compensation and Option Committee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESERVATION OF AN ADDITIONAL 75,000 SHARES OF THE COMPANY'S COMMON STOCK FOR THE COMPANY'S 1993 INCENTIVE STOCK OPTION PLAN.

               PROPOSAL 3 NON EMPLOYEE DIRECTOR STOCK OPTION PLAN

    The third proposal for stockholder consideration is an amendment to the Company's 1995 Non-Employee Director Stock Option Plan (the "Directors Plan") to provide for the reservation of 25,000 additional shares of the Company's authorized but unissued Common Stock for non-employee Director stock options.

    The Company believes that in order to attract and retain the most talented individuals available or directorships, it must offer an incentive type of compensation which is competitive in the marketplace. In addition, granting of non-qualified stock options to non-employee directors aligns their individual compensation with the long-term goals of the Company, and its shareholders.

DESCRIPTION OF PLAN

    The Plan was effective on March 15, 1995. The aggregate amount of stock which currently may be purchased pursuant to options granted under the Plan is 25,000. As of March 31, 1998, options to purchase 11,250 have been granted pursuant to the Plan.

    According to the Directors Plan, each non-employee director was granted 1,250 option each January 15th. Any person who become a participant subsequent to the effective date, was awarded an option to purchase 1,250 shares effective on the date on which such participant was first elected to the board. This proposal would change the annual award from 1,250 to 2,500 shares per director. It would also change the maximum per board member from 5,000 to 10,000 options.

    Options granted under the Directors Plan are not transferable by the holder, except upon death by will or the laws of descent and distribution. The exercise price of options granted under the Directors Plan may not be less than the fair market value of the stock on the date of grant of the option. Options are fully vested on the grant date. No option granted under the Directors Plan may be exercisable after the expiration of 10 years from the date of grant. A participant shall cease to be a participant of the Directors Plan as of the date the participant fails to be re-elected to the board, resigns his position on the board, or becomes a regular employee of the Company. Any director who is a regular employee of the Company is ineligible to participate in the Directors Plan.

    Subject to the above limitations, options are granted pursuant to the Directors Plan containing provisions determined by the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESERVATION OF AN ADDITIONAL 25,000 SHARES OF THE COMPANY'S COMMON STOCK FOR THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

                 PROPOSAL 4--PRIVATE PLACEMENT OF COMMON STOCK

    The fourth proposal for stockholder consideration is a proposed private placement of up to 600,000 shares of the Company's Common Stock at a discount of up to 20% from the greater of the Book Value or Market Value of such stock (the "Offering"). "Book Value" means stockholder's equity divided by the number of outstanding shares of Common Stock. "Market Value" means the closing bid price of the stock as indicated on The Nasdaq National Market on the date of sale. At March 31, 1998, the Book Value and Market Value of a share of Common Stock was
$   and $   , respectively.

    The listing requirements of The Nasdaq National Market require approval of the Company's stockholders for the issuance of shares of Common Stock which have voting power equal to or in excess of 20% of the voting power outstanding before such issuance if the price per share of Common Stock is less than the greater of Book Value or Market Value of such stock. Assuming the sale of at least 600,000 shares of Common Stock, the Offering will result in the sale of stock having voting power in excess of 20% of the voting power outstanding of all stock issued by the Company. Moreover, the Common Stock may be sold in the Offering at less than the greater of Book Value or Market Value. Therefore, the Company is soliciting the Company's stockholders to authorize proceeding with a possible Offering.

    The Board of Directors believes that consummation of the Offering is essential to help the Company maintain the listing of its Common Stock on The Nasdaq National Market. Effective February 23, 1998, The Nasdaq Stock Market, Inc. ("Nasdaq") announced new listing requirements for continued inclusion on The Nasdaq National Market. Nasdaq has provided notice to the Company that the Company does not meet the new continued listing requirements with respect to the Company's net tangible assets and the market value of the Company's listed Common Stock.

    Pursuant to new listing requirements effective February 23, 1998, The Nasdaq National Market requires listed Companies to maintain net tangible assets of at least $4 million. At March 31, 1998, the Company had net tangible assets of
$         . Although there can be no assurance of a successful
offering, management believes if the Company sells 600,000 shares at a minimum
price of $      per share, the Company will be able to meet the new net tangible asset requirements.

    There can be no assurance that the Company will be successful in maintaining the listing of the Common Stock on The Nasdaq National Market either by consummating the Offering or otherwise. There also can be no assurance that the Company will be able to consummate the Offering. However, the Board of Directors believes that it will be difficult for the Company to maintain that listing if an Offering is not consummated.

    While the price per share of Common Stock in the Offering will be determined in arm's length negotiations between the management of the Company and prospective investors, it is possible that such price will be less than the greater of Book Value or Market Value. The Company intends to sell the Common Stock in the Offering for cash primarily to "accredited investors." The Company also intends to sell Common Stock in the Offering in units of 15,000 shares and not to sell more than four units to any individual investor. Prospective investors will not receive preemptive rights in connection with their purchases. Prospective investors may receive the right to appoint one or more directors to the Company's Board of Directors. The Company also intends to register the shares of Common Stock sold in the Offering with the Securities and Exchange Commission for subsequent sale to the public.

    The issuance of Common Stock pursuant to the Offering will have no effect on the rights or privileges of existing holders of Common Stock except that the economic interests and voting rights of each stockholder will be diluted as a result of such issuance. The potential effects of any such dilution on the existing stockholders of the Company include the possible significant diminution of the current stockholders' economic and voting interests in the Company.

    Pursuant to the listing requirements of The Nasdaq National Market, proposal four requires the approval of the holders of a majority of the Company's shares of voting stock in person or by proxy at a meeting at which a quorum is present.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" AUTHORIZING THE COMPANY'S MANAGEMENT TO SELL UP TO 600,000 SHARES OF COMMON STOCK AT A DISCOUNT UP TO 20% FROM THE GREATER OF THE BOOK VALUE OR MARKET VALUE OF SUCH STOCK AND ON SUCH TERMS AND CONDITIONS THAT MAY BE APPROVED BY THE BOARD OF DIRECTORS.

                        PROPOSAL 5 RESTRICTED STOCK PLAN

    The fifth proposal for stockholder consideration is the approval of the Company's Restricted Stock Plan (the "Restricted Stock Plan") and to reserve 100,000 shares of the Company's authorized but unissued Common Stock for this plan.

    The competition for personnel in the information technology industry is intense, and the supply of senior personnel and project managers is limited. The Company believes that it must offer more than ordinary income compensation packages to attract and retain qualified employees. Talented professionals in the industry today seek some form of ownership in their employers as part of a two-way commitment between the individual and the employer. The Company considers restricted stock an important part of its plan to hire and retain talented employees.

DESCRIPTION OF PLAN

    The Restricted Stock Plan was effective as of January 2, 1998. The aggregate amount of stock which currently may be purchased pursuant to options granted under the Restricted Stock Plan is 100,000 shares. As of March 31, 1998, 15,209 shares of common stock had been awarded pursuant to the Restricted Stock Plan.

    The Restricted Stock Plan authorizes the Company to issue stock from time to time to persons who on the date of grant are full-time employees of the Company.

    Stock issued under the Restricted Stock Plan is transferable by the holder only after the stock is not subject to forfeiture.

    Subject to the above limitations, stock is issued pursuant to the Restricted Stock Plan subject to provisions determined by the Board of Directors, acting through the Compensation and Option Committee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESERVATION OF 100,000 SHARES OF THE COMPANY'S COMMON STOCK FOR THE EMPLOYEE RESTRICTED STOCK PLAN.

                         STOCKHOLDER PROPOSALS FOR THE
                      1999 ANNUAL MEETING OF STOCKHOLDERS

    Any stockholder who wishes to present a proposal for consideration at the Company's 1999 Annual Meeting of Stockholders to be held in 1999 must submit such proposal in accordance with the rules promulgated by the Securities and Exchange Commission. In order for a proposal to be included in the Company's proxy materials relating to the Company's 1999 annual meeting, the stockholder must submit such proposal in writing to the Company so that it is received not later than December 21, 1998. Such proposals should be addressed to Secretary, Network Six, Inc., 475 Kilvert Street, Warwick, Rhode Island, 02886.

                                 OTHER MATTERS

    The Board of Directors has no knowledge of any business to be presented for consideration at the Meeting other than as described above. Should any such other matters properly come before the Meeting or any adjournment thereof, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such other matters and with respect to matters incident to the conduct of the Meeting.

    A copy of the Company's 1997 Annual Report to Stockholders is being mailed with this Proxy Statement. Additional copies of the Annual Report and the Notice of Annual Meeting of Stockholders, Proxy Statement and accompanying proxy may be obtained from the Company.

    A list of stockholders of record entitled to be present and vote at the Meeting will be available at the offices of the Company, 475 Kilvert Street, Warwick, Rhode Island 02886, for inspection by the stockholders during regular business hours from April 25, 1998 to the date of the Meeting and will be available during the Meeting for inspection by stockholders who are present.

    In order to assure the presence of the necessary quorum at the Meeting, please sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of the proxy will not prevent your attending the Meeting and voting in person, should you so desire.

                                          By Order of the Board of Directors,
                                          Kenneth C. Kirsch
                                          Chairman, President and Chief
                                          Executive Officer

April 27, 1998

                                  NETWORK SIX, INC.
                        475 Kilvert Street, Warwick, RI 02886
                                    (401) 732-9000
                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               To Be Held May 20, 1998


KNOW ALL MEN BY THESE PRESENTS, That I (we) the undersigned stockholder(s) in NETWORK SIX, INC., do hereby appoint Kenneth C. Kirsch, Dorothy M. Cipolla and Dana H. Gaebe, or any one of them, my (our) true and lawful Attorneys, with the power of substitution for me (us) and in my (our) name, to vote at the meeting of the stockholders of said Network Six, to be held at 3:00 p.m. local time on May 20, 1998 at the Radisson Airport Hotel, 2081 Post Road, Warwick, Rhode Island for the purposes listed on the reverse.

The Board of Directors has fixed the close of business April 23, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment thereof.

If you are unable to attend the meeting, you are requested to complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope so that your shares will be represented.

      PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE

          Please sign this proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.


HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

___________________________________          ___________________________________

___________________________________          ___________________________________

___________________________________          ___________________________________

/X/  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

                                                With-     For All
                                         For     hold      Except

                                         /  /    /  /       /  /
1)   To elect the following Directors
     of the Company:

     Kenneth C. Kirsch, Nicholas R. Supron and Clifton C. Dutton

If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box, and strike a line through the nominee(s) name.


                                         For    Against   Abstain
                                         /  /     /  /     /  /
2.   To modify the 1993 Employee
     Incentive Stock Option Plan to
     provide for the reservation of
     75,000 additional shares of the
     Company's authorized but unissued
     common stock.


     RECORD DATE SHARES:


                                                    ----------------------------
     Please be sure to sign and date this Proxy.       Date
--------------------------------------------------------------------------------


     Stockholder sign here         Co-owner sign here
--------------------------------------------------------------------------------

                                                       For    Against    Abstain
                                                       /  /     /  /       /  /
3.   To modify the 1995 Non-Employee Director
     Stock Option Plan to provide for the reservation of 25,000 additional shares of the Company's authorized but unissued Common Stock.


                                                       For    Against    Abstain
                                                       /  /     /  /      /  /
4.   To authorize the sale of up to 600,000
     shares of Common Stock at a discount
     from the market price of the Common
     Stock in a private placement.

                                                       For    Against    Abstain
                                                       /  /     /  /      /  /
5.   To approve an Employee Restricted Stock
     Plan.

                                                       For    Against    Abstain
                                                       /  /     /  /      /  /
6. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

Mark box at right if comments or address change have            /  /
been noted on the reverse side of this card.



DETACH CARD

                                  NETWORK SIX, INC.


          Dear stockholder:

          Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

          Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

          Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

          Your vote must be received prior to the Annual Meeting of Stockholders, May 20, 1998.

          Thank you in advance for your prompt consideration of these matters.

          Sincerely,


          Kenneth C. Kirsch
          Network Six, Inc.